Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Tricia Haugeto
Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ANNOUNCES DRUG DISCOVERY COLLABORATION
WITH TAKEDA CHEMICAL INDUSTRIES, LTD.

Boulder, Colo., (April 5, 2004) - Array BioPharma Inc. (“Array,” NASDAQ: ARRY) today announced the commencement of a drug discovery collaboration with Takeda Chemical Industries, Ltd. (“Takeda”) to create a series of small molecule drug leads against a Takeda target.  This collaboration is in addition to Array’s existing research agreement with Takeda that began in 2001.

“We are very impressed with Array’s track record of success in creating small molecule drug candidates,” said Takashi Soda, Ph.D., General Manager, Pharmaceutical Research Division, Takeda Chemical Industries.  “Through this new collaboration, we hope to enhance our R&D pipeline by utilizing Array’s drug discovery platform.”

Takeda will pay fees to Array based on the number of Array scientists working on the research phase of the agreement.  Array will be entitled to receive success payments based on reaching certain development milestones and royalties based upon the sales of products resulting from the collaboration.  Other terms were not announced.

“We are delighted to continue our work with the internationally recognized pharmaceutical company, Takeda,” said Kevin Koch, President and Chief Scientific Officer, Array BioPharma. “We view Takeda’s continued interest in partnering with Array as validation of our ability to create high quality clinical candidates.”

Array began working with Takeda in September 2001 and was charged with creating a series of small molecule drug leads against a Takeda target.  In August 2003, Array received a milestone payment for accomplishing this goal.  Today, Array continues development on this program.

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About Array:

Array is creating the next generation of orally active drugs by integrating the latest advances in chemistry, biology and informatics. Our drug development pipeline is focused primarily in cancer and inflammatory disease and includes several promising small molecule drugs that regulate well-validated targets in therapeutically valuable disease pathways. Array collaborates with leading pharmaceutical and biotechnology companies to design, create and optimize drug candidates across a broad range of therapeutic areas.  For more information on Array, please go to www.arraybiopharma.com.

About Takeda:

Takeda is a research-based global company with its main focus on pharmaceuticals.  As the largest pharmaceutical company in Japan and one of the industry’s leaders worldwide, Takeda is committed to strive toward better health for individuals and progress in medicine by developing superior pharmaceutical products. Takeda is actively dedicated to enhance its pipeline for future growth through alliance as well as in-house R&D activities.  For more information on Takeda, please visit the company’s web site at www.takeda.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on Form 10-K for the fiscal year ended June 30, 2003, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with and fund third parties on their drug discovery activities, the ability of our collaborators and of Array to meet drug discovery objectives tied to milestones and royalties, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, and our ability to attract and retain experienced scientists and management. We are providing this information as of April 5, 2004. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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